Exhibit 10.2

PARTIAL LEASE TERMINATION AGREEMENT

(Torrey Pines Court, San Diego, California)

This Partial Lease Termination Agreement (this “Agreement”) is entered into as of the 22nd day of February, 2012 (the “Execution Date”), by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Landlord”) and OREXIGEN THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of December 7, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of September 23, 2008 by and between Landlord and Tenant (“First Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises in that certain building located at 3344 North Torrey Pines Court, San Diego, California (the “Building”), which premises consists of approximately 31,541 rentable square feet consisting of (i) 9,628 rentable square feet of space on the first (1st) floor of the Building, (ii) 12,601 rentable square feet of space on the second (2nd) floor of the Building and (iii) 9,312 rentable square feet of space on the plaza level of the Building (collectively, the “Existing Premises”). The Original Lease, as modified by the First Amendment, may be referred to herein as the “Lease.” The Lease is incorporated herein by this reference.

B. Tenant and Landlord desire to enter into this Agreement in order to terminate the Lease as it pertains to the plaza level portion of the Premises (containing 9,312 rentable square feet and referred to herein as the “Plaza Level Premises”) only and to release one another from their respective obligations thereunder (with respect to the Plaza Level Premises only), except as otherwise provided herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Partial Termination of the Lease. Landlord and Tenant hereby agree that the Lease, as it pertains to the Plaza Level Premises only, shall terminate and be of no further force or effect as of the date of execution of a lease agreement between Landlord and West Health Incubator, Inc., a Delaware corporation (“West Health”), the prospective future tenant of the Plaza Level Premises, pertaining to Landlord’s leasing of the Plaza Level Premises to West Health (the “Other Lease”), which Other Lease shall be on terms and conditions acceptable to Landlord in its sole discretion (such date of execution, the “Effective Date”). Accordingly, notwithstanding anything to the contrary in Section 3 of the First Amendment, the Expansion Space Term (as defined in the First Amendment), and Section 4 of the First Amendment, shall terminate effective as of the Effective Date. In the event the date of execution of the Other Lease has not occurred on or before March 15, 2012, then this Agreement shall expire in its entirety, the Effective Date shall not be deemed to have occurred, and the Lease shall continue in full force and effect in accordance with its terms and conditions.

2. Surrender of Plaza Level Premises. Landlord shall promptly notify Tenant in writing upon execution of the Other Lease. Tenant shall have until at least five (5) business days after the date of receipt of such written notice (such date, the “Notification Date”) to vacate the Plaza Level Premises in accordance with this Paragraph 2. Tenant hereby agrees to vacate the Plaza Level Premises and surrender and deliver exclusive possession of the Plaza Level Premises to Landlord in first class condition and repair as required under Section 9.1 of the Lease, except as otherwise provided in this Paragraph 2, below. Tenant shall use reasonable efforts to transfer ownership of the existing furniture in the Plaza Level Premises to West Health. Notwithstanding anything to the contrary in Section 12 of the Lease, Landlord acknowledges that Tenant shall not be required to remove any such existing furniture or any alterations, including without limitation any Tenant Changes (as defined in the Lease) and any Tenant Improvements (as defined in the Lease), and that Tenant shall be released from any and all obligations set forth in Sections 9.1 and 12 of the Lease (as they pertain to the Plaza Level Premises only). Landlord acknowledges that Tenant’s only obligations with respect to the surrender of the Plaza Level Premises are set forth in this Paragraph 2. Notwithstanding anything above to the contrary, Tenant shall remove the existing furniture in the event Tenant has not transferred ownership of the same to West Health, and Tenant shall, in any event, remove its other personal property from the Premises, within five (5) business days after the Notification Date.

3. Consideration to Landlord and Release of Letter of Credit. In consideration for Landlord’s execution of this Agreement, Tenant shall pay to Landlord, within five (5) business days after the Notification Date, an amount equal to (a) One Hundred Seventy-Five Thousand Dollars ($175,000.00) as the termination consideration, as well as (b) an additional amount equal to Fifteen Thousand Eight Hundred Forty-Nine Dollars ($15,849.00), representing a portion of the future brokerage commission payable by Landlord on account of Landlord’s future leasing of the Plaza Level Premises (the amount under this subsection (b), the “Brokerage Fee”) (for a total amount payable by Tenant equal to One Hundred Ninety Thousand Eight Hundred Forty-Nine Dollars ($190,849.00)). Landlord shall release, effective as of the Effective Date, the Letter of Credit (as defined in the First Amendment) provided by Tenant to Landlord pursuant to the First Amendment in the current Stated Amount (as defined in the First Amendment) of One Hundred Eighty-Eight Thousand Five Hundred Thirty-Eight Dollars ($188,538.00) to Tenant. Landlord shall continue to hold the Existing Letter of Credit (as defined in the First Amendment).

4. Release of Liability. Except as otherwise provided in Paragraphs 7 and 8 hereof, conditioned upon each Party’s performance of its obligations under Paragraphs 2 and 3 of this Agreement:

(a) Landlord and Tenant shall, as of the Effective Date, be fully and unconditionally released and discharged from their respective obligations under the Lease with respect to the Plaza Level Premises arising after the Effective Date;

(b) Landlord shall refund to Tenant, within fifteen (15) days after the Effective Date, an amount equal to the rent that was prepaid by Tenant for any time period that occurs after the Effective Date (e.g., a pro rata portion of the monthly rent paid based on the number of days remaining after the Effective Date in the month in which the Effective Date occurs); and

(c) this Agreement shall fully and finally settle all demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that may arise out of or in connection with the obligations of the parties under the Lease with respect to the Plaza Level Premises after the Effective Date.

Each of the parties expressly waives the provisions of California Civil Code Section 1542, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Each party acknowledges that it has received the advice of legal counsel with respect to the aforementioned waiver and understands the terms thereof.

5. Modifications.

(a) Effective as of the Effective Date, Section 9 of the First Amendment shall terminate, and the Lease shall be deemed modified to provide that Tenant’s parking privileges for the Premises shall be reduced by twenty-two (22) unreserved, uncovered parking privileges and by three (3) reserved, covered parking privileges.

(b) Effective as of the Effective Date, the Lease shall be deemed modified to provide that the Tenant’s Percentage (as defined in the Lease) shall be 48.12%, notwithstanding anything to the contrary in Section 6 of the First Amendment.

6. Brokers. Tenant shall be responsible for any commissions due and payable to Tenant’s broker, Cassidy Turley/BRE Commercial (“Tenant’s Broker”) in connection with this Agreement. Landlord acknowledges that Tenant shall not be responsible for any additional brokerage fees in connection with the activities contemplated under this Agreement other than any such commissions and the Brokerage Fee. Each party represents and warrants to the other that no broker, agent or finder other than Tenant’s Broker represents such party in connection with this Agreement. Each party shall indemnify, defend and hold the other party harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) resulting from a breach by such party of the foregoing representation. The foregoing indemnity shall survive the expiration of this Agreement.

7. Representation of Tenant. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease; (b) no other person, firm or entity has any right, title or interest in the Lease; (c) Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease (with respect to the Plaza Level Premises) without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Effective Date there shall not be any, mechanics’ liens or other liens encumbering all or any portion of the Premises by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns.

8. Continuing Liability. Notwithstanding the termination of the Lease with respect to the Plaza Level Premises and the release of liability provided for herein, each party shall remain liable (a) with respect to the period of Tenant’s tenancy of the Plaza Level Premises prior to the Effective Date, for the performance of all of their respective obligations under the Lease including, without limitation, such party’s indemnification obligations under the Lease, and (b) without limiting (a) above, for all of its obligations under the Lease with respect to the Plaza Level Premises, including, without limitation, their respective indemnification obligations, which expressly survive the expiration or termination of the Lease.

9. Attorneys’ Fees. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

10. Governing Law. This Agreement shall be governed and construed under the laws of the State of California.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

12. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

13. Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.

14. Further Assurances. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.

15. Entire Agreement. This Agreement, which may only be amended in a writing signed by both parties, is the complete agreement between the parties with respect to the subject matter described herein and supersedes all prior or contemporaneous agreements, understandings or representations, whether written or oral.

16. Voluntary Agreement. The parties have read this Agreement and mutual release as contained herein, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the Execution Date.

[Signature Page Follows]

“LANDLORD”	MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

	By:	Mullrock 3 Torrey Pines Manager, LLC, a Delaware limited liability company Its Non-Member Manager

	By:	Mullrock 3, LLC, a Delaware limited liability company Its Sole Member

		By:	Muller-Rock 3, LLC, a California limited liability company Its Managing Member

			By:	/s/ Stephen J. Muller
Name: Stephen J. Muller
Title: Managing Member

“TENANT”	OREXIGEN THERAPEUTICS, INC.,
a Delaware corporation

	By:	/s/ Joseph P. Hagan
Print Name: Joseph P. Hagan
Print Title: Chief Business Officer